For Immediate Release

For information contact:
Yvonne Donaldson	Bob Joyce
BindView Corporation	Financial Dynamics
1-713-561-4023	1-617-747-3620
yvonne.donaldson@bindview.com	bjoyce@fd-us.com

BindView Updates Financial Estimates for First Quarter 2005

Announces $10 Million Stock Repurchase Program

HOUSTON — April 5, 2005 — BindView Corporation (NASDAQ:BVEW), a leading provider of proactive IT security compliance solutions, today updated financial expectations for the first quarter ended March 31, 2005. The Company estimates revenues for the first quarter of 2005 will be in line with, to slightly below, the $14.8 million in revenues for the first quarter of 2004 and will be lower than its previously announced estimate of $16.0 million for the first quarter of 2005. Net loss for the quarter is expected to range between $3.5 million and $3.8 million or $0.08 per share, compared with its previously announced net loss estimate of $2.4 million or $0.05 per share.

“We are disappointed that our performance did not meet our expectations for the first quarter,” said BindView President and Chief Operating Officer Arshad Matin. “We believe that the shortfall in our revenues was influenced by two primary factors: customer lock downs tied to Sarbanes-Oxley in the first quarter, and the longer-than-expected time it took us to complete changes to our sales model in North America, which is now virtually complete and behind us.

“As a result of these market- and company-specific challenges, several sales opportunities of significant size were delayed to Q2,” Matin continued. “Despite the shortfall, the market for our products continues to look attractive in 2005 and beyond, and our products continue to perform well in competitive situations.”

BindView will provide additional details on its final financial results for the first quarter of 2005 in conjunction with its regularly scheduled conference call on April 28, 2005, after the close of the market.

Stock Repurchase Program
The Company announced today that its Board of Directors has approved a stock repurchase program, whereby management of the Company may spend up to $10 million for the repurchase of BindView common stock, subject to and in accordance with applicable Securities and Exchange Commission regulations.

Scheduled Pre-Announcement Conference Call
 The Company will hold a conference call at 4:00 p.m. CDST today to provide additional comments. The call will be led by Chairman and Chief Executive Officer Eric Pulaski, with President and Chief Operating Officer Arshad Matin.

Date/Time:	April 5, 2005 — 4:00 p.m. CDST

Dial-In Numbers:	1-877-502-9272; Code 7740260 (for domestic callers)
1-913-981-5581; Code 7740260 (for international callers)

Replay Numbers:	1-888-203-1112; Code 7740260 (for domestic callers)
1-719-457-0820; Code 7740260 (for international callers)
Available at 7:00 p.m. CDST, April 5, through May 5, 2005

A live webcast will be provided on the BindView Web site at www.bindview.com/About/IR/Calls.cfm. Additional investor information can be accessed on the BindView Web site or by contacting Investor Relations at 713-561-3000.

Scheduled First-Quarter 2005 Conference Call
The Company plans to release its first-quarter results after the stock market closes on Thursday, April 28, at 4:00 p.m. CST. The call will be led by BindView Chairman and CEO Eric J. Pulaski.

Date/Time:	April 28, 2005 — 4:00 p.m. CDST

Dial-In Numbers:	1-877-502-9272; Code 1649422 (for domestic callers)
1-913-981-5581; Code 1649422 (for international callers)

Replay Numbers:	1-888-203-1112; Code 1649422 (for domestic callers)
1-719-457-0820; Code 1649422 (for international callers)
Available at 7:00 p.m. CDST, April 28, through May 28, 2005

About BindView
BindView Corporation is a leading provider of proactive IT Security Compliance software worldwide. BindView solutions enable customers to centralize and automate Compliance Monitoring, Vulnerability Management, Identity Administration and Configuration Management operations across the enterprise. By following established regulatory guidelines, audit frameworks, technical standards and industry best practices, BindView solutions enable customers to implement a policy-based approach toward safeguarding their IT environments from internal and external threats and vulnerabilities. The result is improved security and improved compliance auditing across users, systems, applications, and databases based on Microsoft, UNIX, LINUX and Novell operating systems. With BindView insight at work™, customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via e-mail at info@bindview.com, on the web at http://www.bindview.com, and at 1-713-561-4000 or 1-800-749-8439.

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Statements in this news release not based on historical fact are “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the risk factors and other matters described from time to time in BindView’s Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission, including without limitation the time required for large transactions to close and the general willingness of customers to make investments in information technology.